CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION
OF
DIVERSICARE HEALTHCARE SERVICES, INC.
Diversicare Healthcare Services, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, (the “DGCL”), acting pursuant to Section 242 of the DGCL, does hereby certify that:
1.    The Certificate of Incorporation of the Corporation is hereby amended by deleting in its entirety Item 3. of Article NINTH thereof and inserting the following in lieu thereof:
“3.    Beginning with 2016 annual meeting of stockholders and at each annual meeting thereafter, the term of office of each director elected at the annual meeting of stockholders, or elected or appointed at any time in the period between annual meetings of stockholders, shall expire at the next annual meeting of stockholders following such election or appointment. Nothing in this Item 3 of ARTICLE NINTH shall shorten the term of any director elected before the 2016 annual meeting of stockholders. Each director elected or appointed shall serve until his or her successor is elected and qualified, or until his or her earlier death, resignation, removal, or disqualification.”
2.    The foregoing amendment to the Certificate of Incorporation of the Corporation has been duly adopted in accordance with Sections 242, 141(f) (by the directors of the Corporation), and 211 (at the annual meeting of the stockholders of the Corporation) of the DGCL.
IN WITNESS WHEREOF, this Certificate of Amendment has been executed by a duly authorized officer of the Corporation on this 9th day of June, 2016.

DIVERSICARE HEALTHCARE SERVICES, INC.

By:    /s/ Kelly J. Gill
Name:    Kelly J. Gill
Title:    President and Chief Executive Officer

16723746.1